Exhibit 99.(h)(2)(e)

FOURTH AMENDMENT TO SECURITIES LENDING AUTHORIZATION AGREEMENT BETWEEN AMERICAN BEACON FUNDS AND AMERICAN BEACON INSTITUTIONAL FUNDS TRUST, EACH ON BEHALF OF ITS RESPECTIVE SERIES, AS LISTED ON SCHEDULE B AND STATE STREET BANK AND TRUST COMPANY

This Fourth Amendment (this “Amendment”) dated , 2019 is between each AMERICAN BEACON investment company listed on Schedule B to the Agreement (each, a “Trust”), severally and not jointly, each acting solely on behalf of its series listed on Schedule B, severally and not jointly (a Trust acting on behalf of one of its series, a “Fund,” and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any State Street affiliates (collectively “State Street”).

Reference is made to a Securities Lending Authorization Agreement dated the 16th day of February 2017, as amended, as in effect immediately prior to the date of this Amendment (the “Agreement”), between the Trusts and State Street.

WHEREAS, the Trusts and State Street desire to amend the Agreement as set forth below,

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows;

1.       Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.       Amendments.

a, Section 3 Securities to be Loaned . The second paragraph of this section is deleted in its entirety and replaced with the following::

“At the initiation of each Loan, the Demand Spread must be equal to or greater than twenty-five (25) basis points for loans collateralized with cash or ten (10) basis points for loans collateralized with non-cash (the ‘Minimum Demand Spread Test”). For the avoidance of doubt, Loans may have a Demand Spread that is lower than twenty-five (25) basis points for loans collateralized Wilh cash or ten (10) basis points for loans collateralized with non-cash during the term of the Loan so long as the Loan satisfied the minimum requirement at initiation, provided that State Street shall terminate any Loan that does not meet the Minimum Demand Spread Test during the term of the Loan, so long as, with respect to any termination of such Loan, State Street determines in its sole discrelion that the Fund is able to satisfy amounts owed to State Street with respect to any advance Stale Street makes on behalf of the Fund in connection with the termination ofsuch Loan, ‘

b. Schedule D to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule D attached to this Amendment.

3.       Representations and Warranties, Each party hereto represents and warrants that (a) it has the power to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of the Agreement will at all times comply with all applicable laws and regulations. American Beacon Funds represents and warrants it has taken all necessary action to join the Agreement and that the Agreement, as amended hereby, is a legal, valid and binding Agreement enforceable per its terms and further makes each representations and warranty made by a Fund included in the Agreement.

4.       Governing Law: Miscellaneous, This Amendment shall be governed and construed in accordance With the governing law of the Agreement. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in frill force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5.       Effective Date, This Amendment shall be effective as of the date first written above,

IN WITNESS WHEREOF, the parties hereto execute this Second Amendment by affixing their duly authorized signatures below.

EACH TRUST, acting solely on behalf of each

of its respective series as listed on Schedule B

to the Agreement, severally and not jointly

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Betsy Coyne
Name:	Betsy Coyne
Title:	Managing Director

Schedule D

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of February 2017 betveeen each AMERICAN BEACON investment company listed on Schedule B to the Agreement, (each, a “Trust”), severally and not jointly (a Trust acting on behalf of one of its series, a “Fund”, and the Trusts acting on behalf of their respective series, collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Acceptable Forms of Collateral

•  Cash (U.S. Dollar only);

•  Securities issued or guaranteed by the United States government or its agencies or instrumentalities;

•  Such other Collateral as the parties may agree to in writing from time to time,